Exhibit 99.2

Excerpts from the Preliminary Offering Circular of LSB Industries, Inc.,

dated September 27, 2021

Our Strategy

We pursue a strategy of maximizing the utilization our assets to provide the best financial return by balancing the sale of product as fertilizer into the agriculture markets at spot prices or short duration pre-sales and developing industrial and mining customers that purchase substantial quantities of products, primarily under contractual obligations or pricing arrangements that generally provide for the pass through of some raw material and other manufacturing costs. We believe this product and market diversification strategy allows us to have more consistent levels of production compared to some of our competitors and helps reduce the volatility risk inherent in the prices of our raw material feedstock and/or the changes in demand for our products.

The strategy of developing industrial and mining customers helps to moderate the risk inherent in the agricultural markets where spot sales prices of our agricultural products may not have a correlation to the natural gas feedstock costs but rather reflect market conditions for like and competing nitrogen sources.

Looking forward, we remain focused on upgrading margins by maximizing downstream production which generally tend to have improved margins and further developing sales with industrial customers who assume the volatility risk associated with the raw material costs and mitigate the effects of seasonality in the agricultural sector. Additionally, it is our belief that the production of low carbon or no carbon ammonia and derivative products represents a compelling growth opportunity for us, given their potential uses for reducing global carbon emissions. We believe our existing knowledge in ammonia manufacturing, handling, storage and logistics position us extremely well to become a significant player in this arena and to help create a more sustainable, environmentally friendly world in a way that we believe can create long-term value, both financially and socially. We intend to pursue opportunities to produce low carbon or no carbon ammonia and derivative products.

Our strategy also includes evaluating acquisitions of strategic assets or companies, mergers with other companies and investment in additional production capacity where we believe those acquisitions, mergers or expansion of production capacity will enhance our value and provide appropriate returns.

Our Competitive Strengths

Advantaged Raw Material Cost Position

We produce ammonia at our facilities in Cherokee, Alabama (the “Cherokee Facility”), El Dorado, Arkansas (the “El Dorado Facility”) and Pryor, Oklahoma (the “Pryor Facility”), which allows us to take advantage of the spread between producing and purchasing ammonia at those facilities.

Strategically Located Chemical Assets and Long-Standing Customer Relationships

Our business benefits from highly advantageous locations with logistical and distribution benefits. We have access to the Nustar ammonia pipeline from the U.S. Gulf at our El Dorado Facility, which provides low-cost transportation to distribution points. The El Dorado Facility also has rail access providing favorable freight logistics to our industrial and agricultural customers and cost advantaged when selling a number of our products west of the Mississippi River. Our Cherokee Facility is located east of the Mississippi River, allowing it to reach customers that are not freight logical for others. Our Cherokee Facility sits adjacent to the Tennessee River, providing barge receipt and shipping access, in addition to truck and rail delivery access. Our Pryor Facility is located in the heart of the Southern Plains with close proximity to the Port of Catoosa along with strategic rail and truck delivery access.

Diversified Sources of Revenue

Our business serves a broad range of end markets, which we believe diminishes the cyclicality of our financial performance. Our business serves the agricultural, industrial and mining markets. The flexible nature of our production process and storage capability allows us the ability to shift our product mix based on end market demand.

Operation of Multiple Facilities and High Production Capacity with Impressive Safety Record

We operate our business through several facilities. Our employees are dedicated to our “Goal Zero” initiative (zero employees, contractors, community or environment being injured, harmed or adversely impacted by our manufacturing processes or assets) and have embraced a cultural change that has enabled us to produce these results. Also, the improved operational results, as evidenced by the record production in sales volumes we generated in 2020, and the strong safety and operational performance are particularly impressive when considering the added complications associated with COVID-19. Operating multiple facilities diversifies the risk and impact of operational issues that may occur at a single plant, which gives us a strategic advantage over competitors that operate their company through a single facility. The year-over-year volume growth in 2020 represents a return on the investments we made in plant reliability and product upgrading capabilities over the last several years, as well as our focus on continuous improvement in our manufacturing operations. Additionally, our competitive production capacity of our combined plants allows us to decrease manufacturing costs, helping us to achieve enhanced margins. Our total recordable injury rate (measured in accordance with the Occupational Safety and Health Administration guidelines) for the full year of 2020 was a record low of 1.06, with our Pryor Facility and the Baytown Facility we operate for a partner having operated without a recordable safety incident for the entire year.

Exposed to attractive end markets with favorable long-term dynamics

Agricultural Market Conditions

The price at which our agricultural products are ultimately sold depends on numerous factors, including the supply and demand for nitrogen fertilizers which, in turn, depends upon world grain demand and production levels, the cost and availability of transportation and storage, weather conditions, competitive pricing and the availability of imports. Pricing for our agricultural products remains strong and has not reset the way it typically does in the third quarter, which we expect will have a positive impact on our results of operations for the third quarter of 2021. Given our forward order book for urea ammonia nitrate (“UAN”), we sold almost all of our production for the third quarter of 2021 at prices above $300 a ton compared to our average third quarter of 2020 UAN selling price of $130 per ton. The market factors that came together in late 2020 and early 2021 to ignite a surge in demand for the products we produce and sell currently remain stable. For the second half of 2021, these favorable market fundamentals are resulting not only in a favorable outlook for the second half of 2021 but also strong optimism for 2022.

Additionally, as a result of the increased demand, the price of corn also reflects global supply concerns, caused from drought conditions in Brazil, resulting in significant yield losses as well as the current worsening drought in the Western United States that appears likely to negatively affect corn production for the upcoming harvest, potentially reducing stock to use ratios. Prices of other agricultural commodities have also seen steep increases, including beans, wheat and cotton, all creating a competitive environment for a finite number of acres we have available for planting in the U.S. Approximately 91 million acres of corn were planted in the U.S. during the 2020 fertilizer year, which is a slight increase over the 2019 fertilizer year. The U.S. Department of Agriculture’s (“USDA”) most recent forecast for the 2021 fertilizer year indicates nearly 93 million acres were planted, which has translated into very healthy demand for fertilizers along with the strong corn market fundamentals that have driven robust demand for fertilizers as farmers seek to maximize yields, global shortages caused by production curtailments due to the February deep freeze in the Central U.S. as well as unplanned downtime at several producers facilities, coupled with reduced imports, have driven nitrogen prices to levels not seen in more than 7 years.

We have sold agricultural ammonia during the third quarter of 2021 at prices above $500 a ton, which compares favorably to our average third quarter of 2020 agricultural ammonia selling price of approximately $180 a ton. Partially offsetting some of the improved pricing is the impact from higher natural gas cost, which we expect will average over $3.50 per MMBtu for the third quarter of 2021 or more than $1.50 higher per MMBtu versus the third quarter of 2020. Furthermore, expansions or upgrades of competitors’ facilities and international and domestic political and economic developments continue to play an important role in the global nitrogen fertilizer industry economics. These factors can affect, in addition to selling prices, the level of inventories in the market which can cause price volatility and affect product margins.

In 2021, favorable dynamics for U.S. agriculture have translated into higher prices to date for a variety of crops, including corn, which has prompted an increase in demand for fertilizers by farmers seeking to maximize yields in the coming spring planting season. Favorable grower income in 2020, coupled with significant increase in Chinese imports of agricultural commodities, lower ending U.S. corn inventory levels, and drought conditions in South America have pushed commodity prices, including corn, to their highest level in over seven years. As noted above, the USDA’s most recent forecast for the 2021 fertilizer year indicates nearly 93 million acres of corn were planted, which has translated into very healthy demand for fertilizers. These factors have resulted in a price rally for fertilizers over the last several months which we expect will continue through the spring planting season.

Industrial and Mining Market Conditions

In our industrial markets, our sales volumes are typically driven by changes in general economic conditions, energy prices, metals market prices and our contractual arrangements with certain large customers. In our mining markets, our sales volumes are typically driven by changes in the overall North American consumption levels of mining products that can be impacted by weather. Additionally, changes in natural gas prices and demand in renewable power sources, such as wind and solar in the electrical generation sector, will impact demand for our mining products and impact competition within the other sectors of this market.

In the second quarter of 2021, our key industrial end markets have been beneficiaries of the economic rebound as evidenced by the greater than 100% year-over-year growth in industrial product sales. The auto industry is also a large consumer of nitric acid. Following the halt in production that occurred as a result of the pandemic shutdowns in mid-March of 2020, U.S. light vehicle sales rebounded strongly through April 2021 to levels that exceeded pre-pandemic levels. Over the past several months, due to price inflation as well as the shortage of new car inventory that has occurred due to a shortage of automotive microchips, vehicle sales have receded, although they remain above 2020 levels.

We have also benefited from strong trends in our mining end markets where we sell a variety of products, including ammonium nitrate solution and low-density ammonium nitrate. This is evidenced by our 30% year-over-year growth in mining-related sales in the second quarter of 2021, which reached the highest level for LSB in several years. Our increasing mining sales are being driven by a variety of factors, including the North American copper market where prices for this metal currently stand at 10-year highs even after a recent pullback driven in part by growing production of electric vehicles. Additionally, with residential construction booming throughout many regions in the U.S., production of aggregates has been at peak levels. Importantly, with respect to the future of our mining business over the past 5 years, we have reduced our exposure to coal mining from 33% of our total mining sales volume to what we anticipate will be less than 1% in 2021, a mix shift that is serving us well.

We believe that the current demand trends we are seeing across our key end markets are pointing towards continued increases in sales and prices of our industrial and mining products for the second half of 2021 and into 2022. Over the last eighteen months, our commercial team has worked hard to put us in a sold-out position, and we now seek ways to maximize our margins by optimizing our product balance and customer mix.

For the second half of 2021, we expect continued recovery in these end markets. As COVID-19 vaccines are increasingly distributed, demand for our products from sectors like automotive manufacturing and power generation is expected to recover to pre-pandemic levels. We expect strong metals mining prices will drive strong demand for our mining products as producers push to extract as much as possible. As it relates to the coal mining, the U.S. Energy Information Administration (“EIA”) is projecting an increase in production driven by a forecasted increase in natural gas prices for electricity generators, making coal more competitive in the electric power sector.

Ongoing Operating Initiatives

We believe our future results of operations and financial condition will depend significantly on our ability to successfully implement the following key initiatives:

•	Continue Focusing on Becoming a “Best in Class” Chemical Plant Operator with Respect to Safe, Reliable Operations that Produce the Highest Quality Products.

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We believe that high safety standards are critical and a precursor to improved plant performance. With that in mind, we have implemented and are currently managing enhanced safety programs at our facilities that focus on improving our safety culture, which will reduce risks and improve our safety performance.

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We have several initiatives underway that we believe will improve the overall reliability of our plants and allow us to produce more products for sale while lowering our cost of production. Those initiatives are focused on operations excellence through enhancements in the operating procedure program, asset health monitoring optimization and asset care excellence maintenance programs, and product quality programs focused on providing products to the customer that meet the highest quality standards.

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Continue Broadening the Distribution of our Products. To further leverage our plants current production capacity, we are continuing to expand the distribution of our industrial and mining products by partnering with customers to take product into different markets both within and outside the U.S.

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In October 2020, we announced a new long-term nitric acid supply contract with a customer. Under the agreement, we agreed to supply between 70,000 to 100,000 tons of nitric acid per year, with sales beginning in January 2021. This contract advances our focus to leverage underutilized nitric acid production capacity at our El Dorado Facility.

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We also executed a new contract to capture and sell carbon dioxide out of our El Dorado Facility, where our customer is building a guest plant. We expect to begin sales under this agreement in the fourth quarter of 2021.

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Additionally, early in the second quarter of 2020, we completed a key storage project that is allowing us to further maximize our production of fertilizer grade ammonium nitrate (“HDAN”) at our El Dorado Facility, which has, and we expect will continue to enable us to achieve higher production, a lower cost per ton and increased sales of that product during periods of more attractive pricing.

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Development of a Strategy to Capitalize on Ammonia Opportunities in a Renewable Energy-Focused Economy. As there is a heightened global focus on significantly increasing the use of renewable energy to reduce carbon emissions, we are currently developing a strategy to enter the market for low-carbon or no carbon ammonia, a rapidly emerging trend referred to as “blue-green ammonia.” Many studies have shown that ammonia is the best carrier for hydrogen, given higher energy content and relative ease of storage via hydrogen gas. Ammonia can also be used as zero carbon fuel in the maritime sector, a carbon free fertilizer and as a coal substitute in energy constrained countries. If ammonia were to be used for energy consumption globally, this would equate to five times the amount of current global annual production of ammonia, or approximately 50 times the current seaborne trade. We believe we are well-placed to partake in this opportunity given our ability to retrofit our existing plants rather than investing in greenfield projects, thereby reducing the time to market and the upfront capital expenditures, which will help the overall economics.

We may not successfully implement any or all of these initiatives. Even if we successfully implement the initiatives, they may not achieve the results that we expect or desire.

Focus Over the Next 12 Months

•	Seek new projects to drive further improvement in the reliability of our plants and our operating performance and expand production, storage, and logistic capabilities.

•	Progress on “blue-green ammonia strategy.”

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Evaluate Acquisitions of Strategic Assets or Companies: Mergers with other companies and investment in additional production capacity where we believe those acquisitions, mergers or expansion of production capacity will enhance the value of the Company and provide appropriate returns.

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Deliver improved financial results through our ongoing operating initiatives and other projects that will continue to bolster the Company’s credit metrics and achieve target leverage of less than 4.0 to 1.0.

Recent Developments

The Exchange Transactions

On July 19, 2021, we entered into a securities exchange agreement (the “Exchange Agreement”) with LSB Funding LLC (the “Holder”), an unrelated third party and an affiliate of Eldridge Industries, LLC, pursuant to which the Holder agreed to exchange all of the shares of our Series E-1 and Series F-1 Redeemable Preferred Stock (“Series E-1 Preferred” and “Series F-1 Preferred”, respectively) held by the Holder (approximately $310 million)

for shares of our common stock based on an exchange price of $6.16, which is equal to the 30-day volume weighted average price of our shares as of July 16, 2021, subject to, among other things, the receipt of stockholder approval from our stockholders, other than Eldridge and its affiliates.

The following tables show our total debt and preferred stock balance and net leverage multiples over the periods presented:

Total debt is calculated as long-term debt, including current portion and excluding OID and debt issuance costs. Preferred Stock balance represents liquidation preference and includes approximately $2.0 million as of June 30, 2021 of participation rights value based on the 30-day volume weighted average price of $6.16 as of July 16, 2021, and excludes the Company’s Series B 12% Cumulative Convertible Preferred Stock and Series D 6% Cumulative Convertible Preferred Stock of $3.0mm.

Net Leverage is defined as Total Debt plus Preferred Stock net of Cash divided by Adjusted EBITDA on a trailing twelve month basis.

At a special meeting of the stockholders of the Company held on September 22, 2021, the stockholders of the Company approved certain proposals necessary to effectuate the exchange with the Holder and related transactions (as described below). We expect to consummate the exchange on September 27, 2021, and issue 49,066,005 shares of our common stock to the Holder. In addition, in connection with the foregoing exchange, our existing common stockholders, and holders of the Series B 12% Cumulative Convertible Preferred Stock and the Series D 6% Cumulative Convertible Preferred Stock, in each case, on an as converted basis, became entitled to receive a special dividend of 0.30 shares of our common stock for every 1 share of common stock owned (or owned on an as converted basis, as applicable), with any shares of common stock payable to the Holder or its affiliates on account of the above-mentioned dividend reducing, on a share for share basis, the consideration payable to the Holder on account of the exchange. The dividend is expected to be paid on October 8, 2021.

The Refinancing Transactions

Concurrently with the pricing of this offering, we expect to deliver a conditional notice of optional redemption through Wilmington Trust, National Association, as trustee under the indenture (the “Existing Notes Indenture”) governing our 9.625% Senior Secured Notes due 2023 (the “Existing Notes”), to the holders of the Existing Notes of our election to redeem all of the Existing Notes, conditional on the consummation of this offering, and to effect a satisfaction and discharge of the Existing Notes Indenture concurrently with the consummation of this offering. The Existing Notes are currently redeemable at a price equal to 103.609% of the principal amount thereof, together with accrued and unpaid interest to but excluding the redemption date, or an aggregate of $471.3 million. While the Existing Notes will remain outstanding during the 30-day notice period following the delivery of the notice of redemption, the Existing Notes Indenture will be satisfied and discharged, and the guarantees of the Existing Notes and liens securing the Existing Notes will be released, following delivery of such notice and the deposit of necessary funds, which we currently expect to effect concurrently with the consummation of this offering. We intend to fund the redemption with the net proceeds from this offering.